Exhibit 99.2

October 8, 2010

Cytori Therapeutics Prices Public Offering of Common Stock

Cytori Therapeutics (NASDAQ: CYTX) is selling 4,000,000 shares of its common stock at a price to the public of $4.50 per share. The net proceeds from the sale of the shares, after underwriting discounts and commissions and other offering expenses, are expected to be approximately $16.8 million.

Cytori anticipates using the net proceeds from the offering for general corporate purposes, including sales and marketing activities, clinical studies, research and development, capital expenditures, future acquisitions, working capital and repayment of debt.

The offering is expected to close on or about October 13, 2010, subject to customary closing conditions. Jefferies & Company, Inc. is acting as sole book-running manager for this offering. Cytori has granted the underwriter a 30-day option to purchase up to an aggregate of 600,000 additional shares of common stock to cover over-allotments, if any.

Registration statements relating to the securities described above have become effective by order or rule of the Securities and Exchange Commission (“SEC”). A preliminary prospectus supplement relating to the offering has been filed with the SEC and is available on the SEC’s website located at www.sec.gov. Copies of the final prospectus supplement relating to these securities, when available, may be obtained from Equity Syndicate Prospectus Department, Jefferies & Company, 520 Madison Avenue, 12th Floor, New York, NY, 10022, at 877-547-6340 and at Prospectus_Department@Jefferies.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Cytori

Cytori develops and commercializes medical technologies that enable the practice of regenerative medicine.

This press release includes forward-looking statements regarding future events and expectations, in particular Cytori’s current expectations relating to the completion and timing of its public offering of shares of its common stock. These forward looking statements involve risks and uncertainties, many of which are beyond the Company’s control, including risks and uncertainties relating to the completion of the contemplated offering of common stock, market conditions, and the Company’s ability to fulfill required closing conditions. For additional disclosure regarding these and other risks faced by Cytori Therapeutics, including but not limited to uncertainties in transitioning from a research and development-stage company to a commercial-stage organization, funding multiple clinical trials, a history of operating losses, regulatory uncertainty, dependence on third party performance, and maintaining sufficient capital resources, refer to and carefully review the section titled “Risk Factors” in Cytori’s filings with the SEC, including its annual report on Form 10-K for the year ended December 31, 2009 and subsequent quarterly reports on Form 10-Q as well as in the preliminary prospectus supplement related to the offering filed with the SEC. Cytori assumes no responsibility to update any forward-looking statements contained in this press release to reflect events, trends or circumstances after the date of this press release.

###